Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the previously filed Registration Statements (Form S-8, Nos. 333-60629 and 33-70714) of our report dated April 6, 2007, with respect to the financial statements of Dexterity Surgical, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2006.

/s/   Akin, Doherty, Klein & Feuge, P.C.

Akin, Doherty, Klein & Feuge, P.C.

San Antonio, Texas

April 13, 2007